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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                            COMMISSION FILE NUMBER: 033-07456-LA
                                                         CUSIP NUMBER: 81370G106

(Check One)

|_| Form 10-K and Form 10-KSB           |_| Form 11-K          |_| Form 20-F
|X| Form 10-Q and Form 10-QSB           |_| Form N-SAR

    For period ended June 30, 2006.

|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q and Form 10QSB
|_| Transition Report on Form N-SAR

    For the transition period ended                                            .
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    Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

SECURAC CORP.
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Full Name of Registrant

Suite 100, 301 - 14th Street NW
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Address of Principal Executive Office (Street and Number)

Calgary, Alberta Canada T2N 2A1
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City, State and Zip Code


PART II - RULE 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check the appropriate box.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

|X|   (b)   The subject annual report, semi-annual report, transition report on forms 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by rule 12b-25(c) has been attached if applicable

                                    PART III

State below in reasonable detail the reason why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (attach extra sheets if needed.)

Due to unforeseen issues in coordinating the filing, the Form 10-QSB was submitted for filing on the due date shortly after the 5:30 pm (EST) deadline.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

      Paul Hookham, CFO                                  403-225-0403
                                                  (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports (S) been filed? If the answer is no, identify report(s)

                                                                  |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |X| Yes |_| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

         Reference is made to the Form 10-QSB itself, which has now been filed.

                                  Securac Corp.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

      Date: August 15, 2006                   By: /s/ Paul James Hookham
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                                                  Paul James Hookham,
                                                  Chief Financial Officer

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